SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 7, 2009

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954) 917-6655
(Registrant's Telephone Number, Including Area Code)

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into A Material Definitive Agreement

In December 2007, we entered into a line of credit arrangement (the “Line”) with a financial institution (the “Lender”) under which we could borrow funds for working capital, collateralized by our accounts receivable and certain other related assets. On December 7, 2009 we entered into an agreement with the Lender whereby the Line was amended to increase the borrowing limit from the previous $1.6 million to $2.0 million (subject to our accounts receivable balances and agings) and to make other changes in the terms of the Line, including the following:

1)
Effective December 28, 2009, the outstanding balance will bear interest at 13.5% per annum and will be adjusted in accordance with changes in the prime rate. The interest rate is currently 14.25% per annum (prime rate plus 11%).

2)
Effective December 28, 2009, we will incur a monitoring fee of one twentieth of a percent (0.05%) of the borrowing limit per week, payable monthly in arrears. However, the unused commitment fee previously charged will no longer be payable by us starting as of that date.

3)
The Line was extended for two years through December 28, 2011, which may be extended by us for a third year, subject to compliance with all loan terms, including no material adverse change, as well as concurrence of the Lender. We paid a commitment fee of $20,000 on December 8, 2009 related to the continuation of the Line for the first year. An additional commitment fee of one percent (1%) of the maximum allowable borrowing amount will be due for any subsequent year after December 28, 2010.

4)
We are not required to comply with the debt service coverage covenant for the quarter ended September 30, 2009 and the next compliance date for this covenant will be September 30, 2010. Effective for the quarter ended September 30, 2009, we are no longer required to comply with the minimum tangible net worth covenant

5)
We will incur a charge equal to two percent (2%) of the borrowing limit if we terminate the Line before June 28, 2011 and a charge equal to one percent (1%) of the borrowing limit if we terminate the Line after that date but before December 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
December 10, 2009	Robert E. Tomlinson, CFO